EXHIBIT 4.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS PROMISSORY NOTE AND SUCH OTHER SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT AND LISTING APPLICATION IN EFFECT WITH RESPECT TO THIS PROMISSORY NOTE UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND LISTING NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND THE APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

LENCO MOBILE INC.
PROMISSORY NOTE

Initial Principal Amount: $ 2,546,500	Issue Date: July 31, 2012
Seattle, Washington

This Promissory Note (the “Note”) is made effective as of the Effective Date set forth below, between Lenco Mobile Inc., a Delaware corporation (the “Company”), and the undersigned Lender (the “Lender”).

FOR VALUE RECEIVED, the Company promises to pay to Lender, or its registered assigns, in cash in lawful money of the United States of America the Initial Principal Amount set forth above plus Interest as set forth in Section 2 below.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1.              Definitions. In addition to the capitalized terms defined above, as used in this Note the following capitalized terms have the following meanings:

(a)    The “Closing Date” shall mean the date that this agreement is executed by the Company and Lender.

(b)   The “Company” includes Lenco Mobile Inc. and any Person which shall succeed to or assume the obligations of the Company under this Note.

(c)    “Current Value” shall mean the Initial Principal Amount stated above less any principal payments made under the terms of Section 3 below.

(d)   “Effective Date” shall mean the effective date that Lender repays all outstanding indebtedness of iLoop Mobile, Inc, a subsidiary of the Company, to Bridge Bank, N.A. (the “Debt Retirement”). In the event the Debt Retirement does not occur prior to August 6, 2012, notwithstanding anything to the contrary contained herein, this Note shall be immediately terminated and void ab initio and the Company and Lender shall take such actions as are necessary to reflect such matters.

(e)    "Event of Default" shall mean the failure to pay any indebtedness under this Note when and as the same shall become due and payable.

(f)    “Holder” shall mean the Lender and thereafter any Person who shall at the time be the registered holder of this Note.

(g)    “Interest” shall accrue and be paid as set forth in Section 2 below.

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(h)   The “Maturity Date” shall mean the fourth anniversary of the Closing Date.

(i)     “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j)     “Securities Act” shall mean the Securities Act of 1933, as amended.

(a)    “Stated Value” shall mean the Current Value plus accrued and unpaid interest.

2.              Interest.

(a)    Interest Generally. Interest shall accrue at a rate of 12% of the Current Value, computed on the basis of the actual number of days elapsed from the Effective Date and a year of 365 days. Such interest shall be paid in cash in lawful tender of the United States of America five (5) days after the end of each fiscal quarter.

(b)   Default Interest. Upon the occurrence and during the continuance of any Event of Default, all amounts (including, without limitation, any accrued but unpaid interest) outstanding under this Note shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to this Note (the "Default Rate").

3.              Repayment of Principal. The Company agrees to pay Holder as follows: (a) $550,000 on or before August 10, 2012; (b) $171,500 at any time at the Company’s discretion on or before December 31, 2012; and (c) an amount equal to fifteen percent (15%) of the total of the Company's consolidated earnings, in accordance with generally accepted accounting procedures, before interest, taxes, depreciation, amortization and stock compensation for such quarter not later than forty five (45) days after the end of each fiscal quarter subsequent to the effective date. The Current Value, if any, shall become payable in full on the Maturity Date. Principal payments shall be made in cash in lawful tender of the United States of America.

4.              Subordination. The indebtedness of principal and interest as evidenced hereby is subordinate in right of payment to all existing and future bank indebtedness, and the 12% Senior Secured Notes issued on or around July 30, 2012 . However, this Note will be senior in right of repayment to all outstanding debt and equity held by the Company as of the Closing Date of this Note.

5.              Redemption. Company may redeem this Note in full or in part at its option at any time prior to the Maturity Date. In such event, Company shall pay Holder, in cash, 100% of the Stated Value of the Note plus any accrued interest.

6.              Representations, Warranties and Covenants of Holder. Holder represents, warrants and covenants to the Company upon the acquisition of the Note as follows:

(a)    Purchase for Own Account. Holder represents that it is acquiring the Notes solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Notes or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not currently have reason to anticipate a change in such intention.

(a)    Information and Sophistication. Holder hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Notes, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and to obtain any additional information necessary to verify the accuracy of the information given Holder, and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

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(b)   Ability to Bear Economic Risk. Holder acknowledges that investment in the Notes involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Notes for an indefinite period of time and to suffer a complete loss of its investment.

(c) Accredited Investor Status. Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(d) Limitations on Transferability. Holder understands that this Note has not been registered under the Securities Act or registered or qualified under any the securities laws of any state or other jurisdiction, are “restricted securities,” and cannot be resold or otherwise transferred unless they are registered under the Securities Act, and registered or qualified under any other applicable securities laws, or an exemption from such registration and qualification is available. Prior to any proposed transfer of this Note, Holder shall, among other things, give written notice to the Company of its intention to effect such transfer, identifying the transferee and describing the manner of the proposed transfer and, if requested by the Company, accompanied by (i) investment representations by the transferee similar to those made by Holder in this Section 5 and (ii) an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and without registration or qualification under applicable state or other securities laws.

(e) Further Assurances. Holder agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

7.              Consequence of Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder's sole remedy shall be to charge the Default Rate described in Section 2 (b).

8.              Payment. Entire Agreement. This Note is the final, complete and exclusive agreement of Holder and Company with regard to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between Company and Holder with regard to the subject matter hereof.

9.              Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflicts of law provisions of the State of Washington, or of any other state.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[Signature Page Follows]

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The Company has executed this Note as of the date first written above.

Lenco Mobile Inc.
a Delaware corporation

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	CEO
Address:	Lenco Mobile Inc. 2025 First Avenue, Suite 320 Seattle, Washington 98121

Accepted and agreed: LENDER

By:	/s/ Jorgen Larsen
Name:	Jorgen Larsen
Address:

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